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Code of Ethics and Standards of Conduct

Code of Ethics and Standards of Conduct

TABLE OF CONTENTS

A Message From Our CEO	3

Standards of Conduct	4

Who Is Subject To Harbor’s Code Of Ethics?	5

Summary Of Requirements	6

Personal Trading And Required Reporting	7-14

Compliance With Harbor’s Code of Ethics	15-16

A MESSAGE FROM OUR CEO

We are privileged to be entrusted with the responsibility of managing our clients’ money. This is a serious responsibility. Our clients have placed their trust in us to help them achieve their investment goals. Saving for retirement, buying a first home, paying for a child’s college tuition are but some of the investment goals we are helping our clients to achieve.

We must earn our clients’ trust each and every day. We do that by demonstrating through our words and actions our commitment to acting in the best interests of our clients. I appreciate that it may not always be easy to place our clients’ interest ahead of our own personal interests. This is a commitment we must make not only to our clients but to each of our fellow Harbor employees if we are to be successful as a firm.

Our success as a firm depends on our ability to work together, collaboratively, as One Harbor. We are so much greater together than the sum of our individual parts. With that collective strength comes collective responsibility. Each of us must act with high ethical and professional standards every day so that we support our Harbor colleagues who are making the same daily commitment back to us. A misstep by one of us is felt by all of us.	The reputation of a thousand years may be determined by the conduct of one hour. ~ Japanese Proverb

That does not mean that mistakes will never be made. Unfortunately, they will occur even with the best of intentions. Our commitment to our clients and to each other also means that we will acknowledge when something has gone wrong, fix it to the best of our ability and then learn from it to avoid repeating that misstep in the future.

This Code of Ethics and Standards of Conduct (the “Code of Ethics”) is a formal policy to help guide our actions and describe the expectations that we keep for our fellow employees. It is important that each of us understand this Code of Ethics, agree to comply with its requirements, and uphold the ideals that are the foundation of Harbor.

Thank you for your continual efforts and service to our clients. Your acting with integrity will contribute to our future success.

Sincerely,

Charles F. McCain
Chief Executive Officer
Effective 12/01/2025

STANDARDS OF CONDUCT

The Code of Ethics applies to all employees and officers of Harbor Capital Advisors, Inc. (“Harbor Capital”), and its subsidiaries: Harbor Funds Distributors, Inc. (“HFD”), Harbor Trust Company, Inc., and Harbor Services Group, Inc. (collectively, “Harbor”).

Our business is highly regulated, and we are committed as a firm to act with integrity and in accordance with both the letter and the spirit of the law.

The fundamental position of Harbor is, and has been, that each of our employees owes a fiduciary duty to the clients of Harbor to place the interests of those clients above the employees’ own interests. All employees must conduct their activities and carry out their responsibilities at all times in accordance with the following standards:

•

Client interests must come first. Each employee will place at all times the interests of each client of Harbor first. In particular, each employee must avoid serving his or her own personal interests ahead of the interests of Harbor clients.

•	Each employee must avoid any situation involving an actual or potential impropriety with respect to his or her duties and responsibilities to Harbor clients.

•

No employee will take advantage of his or her position of trust and responsibility at Harbor and must avoid any situation that might compromise or call into question his or her exercise of full independent judgment in the best interests of Harbor clients.

Several other policies exist to ensure Harbor and its employees are held to the highest ethical standards, including:

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Conflicts of Interest

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Gifts, Entertainment, Anti-Bribery and FCPA

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Insider Trading

•

Outside Business Activities

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Political Contributions

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Avoid violations of the federal securities laws. No employee will engage in any act, practice or course of conduct that would violate any applicable federal securities laws[1].

Harbor’s policies reflect its desire to detect and prevent not only situations involving actual or potential conflict of interests, but also those situations involving an appearance of conflict or of unethical conduct. Harbor’s business is one dependent upon public confidence. The mere appearance or possibility of doubtful loyalty is as important to avoid as actual disloyalty itself. The appearance of impropriety could tarnish Harbor’s name and damage its reputation to the detriment of all those with whom we do business.

[1]

Federal securities laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

WHO IS SUBJECT TO HARBOR’S CODE OF ETHICS?

Permanent employees and interns of Harbor are subject to all requirements and responsibilities underlined in the Code of Ethics.

Temporary personnel (including but not limited to interns and consultants) whose tenure with Harbor exceeds 90 consecutive days and who have access to Harbor’s systems and network are subject to the Code of Ethics. Consultants employed by ACA who assist with the administration of their ComplianceAlpha system and other compliance tasks for Harbor are not subject to the Code of Ethics; rather, such consultants’ conduct is governed by Harbor’s agreement with ACA and includes requirments aligned with this Code of Ethics..

Independent Trustees2 and Executive Directors of Harbor Capital not employed or compensated by Harbor are excluded from the “Personal Trading and Required Reporting” under this Code of Ethics.

Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment.

[2]

The term “independent trustee” refers to any trustee of Harbor Funds and Harbor ETF Trust (each a “Trust” and together the “Trusts”) that is unaffiliated with Harbor Capital. The term “independent trustee” will mean a trustee of a Trust who is not an “interested person” of such Trust within the meaning of Section 2 (a) (19) of the 1940 Act. Refer to the “Code of Ethics for Harbor Trusts” for more information.

SUMMARY OF REQUIREMENTS

Below is a summary of certifications, personal trade reporting, and preclearance requirements. These items are further described in this Code of Ethics.

Certification Requirements

Upon Hire	Quarterly	Annually

Due within 10 days of start date

•

Initial Holdings of Reportable Securities (including holdings as of a date not more than 45 days prior to the date of hire)

•

Reportable Accounts Certification

•

Code of Ethics Certification

	Due within 30 calendar days after each quarter end • Quarterly Transactions Report • Reportable Accounts Certification • Code of Ethics Certification	Due within 45 calendar days after calendar year end • Annual Holdings Certification

Personal Trading and Reporting Requirements3

	Reporting Requirements			Personal Trading Requirements[4]
	Initial Holdings	Quarterly Transactions	Annual Holdings	Duplicate Statements & Confirms[5]	Preclearance	30 Day Holding Period
Security Type
Stocks, Bonds & Notes	Y	Y	Y	Y	Y	Y
Non-Affiliated Third Party and Harbor ETFs	Y	Y	Y	Y	N	Y
Derivatives (Options, Futures, Swaps, etc.)	Y	Y	Y	Y	Y	Y
Affiliated Mutual Funds[6]	Y	Y	Y	Y	N	Y
Non-Affiliated Mutual Funds	N	N	N	N	N	N
Closed-End Funds	Y	Y	Y	Y	Y	Y
Money Market Funds, CDs, Cash	N	N	N	N	N	N
Cryptocurrency	N	N	N	N	N	N
IPO’s	N/A	Y	Y	Y	Y	Y
Private Securities	Y	Y	Y	Y	Y	Y

[3]

Employees who are also Registered Representatives associated with HFD have an additional preclearance requirement pursuant to FINRA Rule 3210 related to the opening of an account at a Financial Institution and should refer to the “Reportable Accounts” section for more information.

[4]	Employees who are Investment Professionals are subject to additional personal trading requirements as described under section “Additional Requirements for Investment Professionals”.
[5]

This requirement is satisfied by fully connected “Direct” or “Aggregation” Data Feeds in ComplianceAlpha. Compliance may still request copies of account statements in the event of a disconnection of the Data Feeds or other issue.

[6]	No reporting is required if account is directly held with Harbor under your SSN or through a non-Fidelity BrokerageLink® Harbor 401(k) account.

PERSONAL TRADING AND REQUIRED REPORTING

ComplianceAlpha System ACA’s ComplianceAlpha system is the software utilized by Harbor to administer Harbor’s Code of Ethics. Reportable Accounts

You are required to report all investment accounts with which you, your spouse, domestic partner, child, or any other immediate family member (living in the same household) have beneficial ownership or interests. Reportable Accounts include, but are not limited to, any account held at a broker-dealer or bank in which any reportable securities are or could be held for the employee’s direct or indirect benefit. Even if you choose to only invest in non-reportable securities, if your account has the ability to hold reportable securities as later described in this Code of Ethics, the account would be deemed a Reportable Account. Again, this means an account can exclusively hold non-reportable securities and still require reporting of the account itself within ComplianceAlpha. Some common examples of Reportable Accounts are identified below:

Reportable	Non-Reportable

Any Account with the capability to hold reportable securities including:

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A brokerage account

•

A former 401(k) account that holds Reportable Securities

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An IRA established at a broker-dealer or bank

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A transfer agent account (e.g., Computershare) that holds Reportable Securities

•

A brokerage account that holds only mutual funds but has the capability to hold other reportable securities

•

An employee stock compensation account

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A Managed Account, Wrap Account or Robo-Advisor (requires approval for exemptions from trading rules)

•

An account that may hold Affiliated Mutual Funds

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A Fidelity BrokerageLink® self-directed brokerage account that you have added to your Harbor 401(k) account

•

A direct open end mutual fund account

•

A former 401(k) account that can only hold non-affiliated open end mutual funds (no company stock or other reportable securities offered)

•

An IRA established directly with a mutual fund company and the investments are limited to such mutual fund company’s offerings

•

A cash savings account

•

A money market account

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A cryptocurrency account (e.g., Bitcoin wallet)

•

A 529 college savings plan

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A Non-Controlled Account (e.g. a Charitable Remainder Trust, please contact IM Compliance if you believe an account is Non-Controlled to confirm)

Account Exemptions

A Managed Account is a fully discretionary account opened or maintained by you (or an immediate family member living in the same household) for which a broker, investment adviser, bank, etc., exercises sole investment discretion. You (or immediate family member) may not be consulted or have any input on specific transactions placed in the account prior to execution in order for the account to qualify for the exemption. This may include “Wrap Accounts” (an asset allocation account offered by a financial institution such as a broker-dealer or bank, where all investment and trading decisions are made by the program sponsor in accordance with a pre- determined asset allocation model and the employee —or family member to the extent the employee is the beneficial owner of those shares—has no discretion over the particular investments selected or trades placed) and “Robo-Advisor” (accounts where all underlying trading is automated via algorithims or preset models, with contributions to the account oftentimes also being automated in some fashion, such as with Acorns) accounts. These account types may be exempted from the Code of Ethics’ trading rules upon written request through ComplianceAlpha and approval by a Designated COE Officer, the Chief Compliance Officer, or General Counsel. Please note that while these account exemptions do not extend to the Reporting Requirements as outlined by this policy, approved managed accounts not connected to data feeds within ComplianceAlpha will not require manual entry of transactions into the system as long as duplicate statements are provided documenting all trading activity.

Reportable Securities

Reportable Securities include:	Reportable Securities DO NOT include:

•

Stocks (common and preferred) or other equity securities, including any security convertible into equity securities

•

Bonds and Notes

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Exchange-Traded Funds (ETFs)

•

Depositary Receipts

•

Derivatives, including options and futures

•

Closed-End Funds

•

Real Estate Investment Trusts (REITs)

•

Voluntary Corporate Actions

•

Private Securities Transactions

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Limited Partnerships and Limited Liability Company interests

•

Warrants and Rights

•

Affiliated Mutual Funds

•

Harbor-Sponsored Products

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Initial Public Offering (IPO) investments

•

Initial Coin Offerings (ICOs) and Virtual Tokens

•

Shares of non-affiliated open-end mutual funds

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Direct obligations of the U.S. Government

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Shares of money market funds

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Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality debt instruments, including repurchase agreements

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Mutual Funds

•

Cryptocurrency Coins/Tokens (traditional securities that track/utilize cryptocurrencies as an underlying asset such as shares of the Greyscale Bitcoin Trust are considered reportable)

Harbor-Sponsored Product Holdings

Ownership of shares or interests in a Harbor-Sponsored Product in any accounts tied to the employee’s social security number that are held directly on Harbor’s books and records or directly within a Harbor-sponsored retirement or employee benefit plan are not required to be reported under this Code of Ethics (shares or interests of Harbor-Sponsored Products held within a Fidelity BrokerageLink account connected to your Harbor 401(k) account are reportable). The ownership of shares or interests in a Harbor-Sponsored Product that is held directly on Harbor’s books and records or directly within a Harbor-sponsored retirement or employee benefit plan are monitored by the Legal and Compliance Team. Reporting in the ComplianceAlpha System is required for any other type of account that may invest in a Harbor-Sponsored Product, which could include, for example, a spouse’s 401(k) plan, a spouse’s account directly held on Harbor’s books and records under their social security number, or a former employer’s 401(k) plan.

Personal Trading Preclearance Requirements

Preclearance is required prior to trading into or out of Reportable Securities, unless an exception applies. Requests for preclearance are required to be entered in the ComplianceAlpha System. If your request has been approved or denied, you will receive immediate notification and are only permitted to transact if your preclearance has been approved. A preclearance approval is valid for one (1) day, the same trade date of the request, this is the “Preclearance Window”. If you do not execute your transaction within the Preclearance Window, an additional preclearance request must be submitted and approved prior to trading. If a pre-clearance is requested and approved outside of trading hours such that the transaction’s trade date will be outside the Preclearance Window, the transaction must either be entered at that time or pre-clearance would need to be re-requested on the actual trade date. If your preclearance request is denied, you are prohibited from buying or selling such security.

Note: Participation in IPOs and private securities transactions also require preclearance approval by a Designated COE Officer and will be considered on a case-by-case basis.

Caution on short sales, margin transactions, and options

You may engage in short sale, margin transactions, and may purchase or sell options; however, these transactions are complex, and can have unintended consequences. For example,a volitional sale of securities acquired through an option exercise will require pre-clearance and could fall under short-term trading restrictions. By contrast, the automatic expiration of options on securities does not require preclearance. You are responsible for ensuring any subsequent volitional actions relating to these types of transactions meet the requirements of the Code of Ethics. Current system limitations known to Complinace may affect how pre-clearance requests involving options are processed. For example, automated systems may not always apply the 30 Day Short-Term Trading Rule correctly to the option contract term, or may simplify transaction types (e.g. “Buy” or “Sell” rather than “Buy to Close”/ “Sell to Close”), potentially leading to erroneous approvals or denials. Employees sholud review all requests carefully and contact the Compliance Department at IMCompliance@HarborCapital.com with any questions before trading.

Preclearance Exceptions

•	Non-volitional transactions such as Dividend Reinvestments, Corporate Actions, Automated Sales to Cover Account Fees, etc.

•	Transactions in an Exempt Account, i.e., Managed Accounts, Wrap, Robo-Advisor

Non-Compliance with Preclearance Requirements

Employees who violate personal trading policies will be required to disgorge any profits realized or losses avoided due to the violation. The disgorged amount will be calculated based on the specifics of the violation, considering factors such as the profit made or loss avoided from the time of the trade until the violation is discovered or the security is no longer restricted. Disgorgement will be facilitated through direct payment to Harbor, which may be subsequently donated to a charity at Harbor’s discretion. Employees are responsible for any tax implications resulting from the disgorgement and are advised to consult a tax professional. All violations and related actions will be documented by the Compliance Department, and additional disciplinary measures may be taken as deemed appropriate.

Initial and Annual Holdings Reports

You must disclose all Reportable Accounts and all Reportable Securities you hold within 10 calendar days after you begin employment at or association with Harbor. You will be required to review and update your holdings and securities account information annually thereafter.

For initial holdings reports, holdings information must be current as of a date no more than 45 days prior to the date you became covered by the Code of Ethics. Please note that you cannot make personal trades until you have filed an initial holding report via the ComplianceAlpha System.

For subsequent annual reports, holdings information must be current as of a date no more than 45 days prior to the date the report is submitted. Please note that your annual holdings report must account for both volitional and non-volitional transactions.

At the time you file your initial and annual reports, you will be asked to confirm that you have read and understand the Code of Ethics.

New employees that fail to submit their initial certifications and initial holdings report within 10 calendar days of employment start date are prohibited from engaging in any transactions until such report is completed.

Quarterly Transaction Reports

You must submit a quarterly transaction report no later than 30 calendar days after each quarter end via the ComplianceAlpha System, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) or provide information regarding all volitional transactions in Reportable Securities.

Duplicate Statements and Trade Confirmations

You are required to provide Harbor with duplicate copies of confirmations and periodic statements for all Reportable Securities transactions and Reportable Accounts. It is your responsibility to direct your broker to deliver duplicate confirmations and statements to Harbor. This applies to all accounts with Reportable Securities, including Managed Accounts. Certain brokers provide Harbor with brokerage account data to the ComplianceAlpha System on a daily basis through a Direct Data Feed or a monthly lookback through the system’s Aggregation Feed. Submission of transactions and holdings to Harbor via an electronic feed into the ComplianceAlpha System satisfies this duplicate copies requirement, however it is still ultimately the employee’s responsibility to ensure any reportable transactions not recorded by data feeds are manually uploaded with statements to confirm.

Short-Term Trading Restrictions

Reportable Securities are subject to a 30-day short term trading restriction. Purchasing a Reportable Security requires at least 30 calendar days to pass prior to requesting to sell the Reportable Security. If the purchase date is considered calendar day 1, then the security can be first sold on calendar day 31, barring any subquequent purchases after calendar day 1. Conversely, if you have sold a Reportable Security in the last 30 calendar days, you will be prohibited from purchasing the security again until the 30 calendar days have lapsed. Derivatives contracts are similarly required to have a contract length of at least 30 calendar days, meaning if the date a derivative contract is entered into is considered calendar day 1, then the earliest expiration date the contract may have would be calendar day 31.

The short-term trading restriction does not apply to the following:

Short-Term Trading Exceptions

•	Non-volitional transactions such as Dividend Reinvestments, Corporate Actions, Automated Sales to Cover Account Fees, etc.

•	Transactions in an Automatic Investment Plan

•	Transactions in an approved Exempt Account, i.e., Managed , Wrap and Robo-Advisor Accounts

•	For derivatives, such as options, exceptions to this 30-day holding period & contract length requirement include:

•	The writing of covered call contracts where the employee has held sufficient shares of the underlying asset to satisfy the contract for longer than 30 calendar days.
•	Any derivatives contracts entered within an Approved Managed Account.

Prohibited Activities

Transactions in any security while in possession of material non-public information are strictly prohibited. Such transactions are unethical and illegal. Refer to Harbor’s Insider Trading policy for further information.

Blackout Period

An employee may not, directly or indirectly, purchase or sell any security or equivalent security7 in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days after a client has purchased or sold such security. In addition to this general blackout period, as detailed in Appendix D, Self-Indexing Information Barrier of the Insider Trading and MNPI Policy, trading restrictions will be applied to any consituent security or equivalent security included in (or excluded from, as a result of a rebalance) an affiliated index or included as part of a rebalancing thereof, from one (1) business day prior to final index rebalance upon the determination of the same by the Index Oversight Committee to one (1) business day after the completion of all trades by ETFs that track the Harbor index following a public announcement of index rebalancing.

If an employee is consistently denied the ability to transact in a reportable security position due to Pre-Clearance restrictions arising from this Blackout Period rule for three consecutive weeks, they may request an exemption from the rule. Requests for exemption will be reviewed by the CCO on a case-by-case basis. If written exemption is granted, the employee will be assigned a future trade date within the following week by the CCO where the employee may place the approved trade. The written confirmation of this exemption will be attached to any trade-related documentation to note that exemption to the pre-clearance requirements was granted.

[7]	Equivalent securities are any securities that are substantially similar to a constituent security.

Additional Requirements for Registered Representatives

FINRA Rule 3210 & 3280 Compliance

Registered Representatives of HFD, under Rule 3210, are required to obtain approval prior to opening an account with a FINRA broker-dealer or other Financial Institution in which reportable securities transactions (as described in this Code) can be effected and in which the Registered Representative has beneficial interest.

Registered Representatives of HFD, under Rule 3280, are required to obtain approval from their supervisory principal prior to engaging in a private securities transaction.

Reportable Accounts

Employees who are Registered Representatives associated with HFD, have a preclearance requirement related to opening an account at a Financial Institution8. Registered Representatives of HFD are required to obtain the written consent of HFD prior to opening an account with a FINRA broker-dealer or other Financial Institution in which reportable securities transactions can be affected and in which the Registered Representative has beneficial interest.

Under the ComplianceAlpha System’s Request’s and Disclosures “Other” category , there is an approval request form, “Registered Rep Request to Open/Maintain Account(s),” to complete for existing accounts (new Registered Representatives) and approval for a new account (existing Registered Representatives).

Once an account is approved in the ComplianceAlpha System, you are required to provide written notice to the FINRA broker-dealer or other Financial Institution of your association with HFD. In the case of a new hire or an existing employee becoming a Registered Representative of HFD, the Registered Representative must provide written notice to the FINRA broker-dealer or other Financial Institution of your association with HFD within 30 calendar days of becoming associated with HFD.

Private Securities Transactions

Registered Representatives associated with HFD, are also required to preclear and obtain approval from their supervisory principal and the Legal and Compliance Team prior to engaging in a Private Securities Transactions. Preclearance for Private Securities Transactions can be made via the ComplianceAlpha System by selecting “Private Securities Transaction Pre-Clearance Request” form under the “Trade” category of Requests & Disclosures.

[8]

A Financial Institution includes, for purposes of FINRA Rule 3210, any broker-dealer registered under the Securities Exchange Act of 1934, any domestic or foreign broker-dealer that is not a member of FINRA, investment adviser, bank, insurance company, trust company, credit union, and investment company.

Registered Representatives should also refer to HFD’s Private Securities Transactions policy for more detailed information around the requirements related to Rule 3280.

Short Sales by an Investment Professional

Investment Professionals, who include members of Harbor Services Group, MAST, the Investment Specialist Team, the Investment Research Team, Investment Operations, Product, and Distribution are prohibited from initiating a short position in a security of any issuer in which a Harbor product holds a long position (includes Mutual Fund, ETF (actively managed or index), CIT, Group Trust). Pre-clearance requests for short positions will be manually reviewed by the Code of Ethics Officer to ensure there are no such conflicts prior to approval.

COMPLIANCE WITH HARBOR’S CODE OF ETHICS

The Legal and Compliance Team is responsible for monitoring compliance with the Code of Ethics. Members of the Legal and Compliance Team will periodically request certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.

It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code of Ethics. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code of Ethics, or become aware of a violation of the Code of Ethics by another individual, you should consult the Chief Compliance Officer, General Counsel, or a Designated COE Officer.

Potential violations of the Code of Ethics will be investigated and considered by a Designated COE Officer and/or members of the Legal and Compliance Team. All violations of the Code of Ethics will be reported to the Chief Compliance Officer. Violations are taken seriously and may result in sanctions or other consequences,.and may include the following:

A warning

Referral to your direct manager and/or Department Head

Reversal of a trade and disgorgement of profits

A limitation or restriction on personal investing

Remedial Trainings

Enhanced Pre-Clearance requirements for Gifts and Entertainment or Personal Trading

Termination of employment

Referral to civil or criminal authorities

If you become aware of any potential conflicts of interest that you believe are not addressed by our Code of Ethics or other policies, please contact the Chief Compliance Officer or General Counsel. You also have the right to report violations of law or regulation directly to relevant government agencies. You do not need Harbor’s prior authorization to make any such report or disclosures and are not required to notify Harbor that you have done so.

Escalating Concerns

Harbor strives to create a “speak up” culture and encourages its employees to come forward with any compliance concerns. Harbor has adopted a Whistleblowing policy to facilitate the reporting of compliance concerns by providing an open and transparent environment in which employees feel safe to “speak up” through (i) multiple accessible channels to report compliance concerns in good faith and free from the risk of retaliation; and (ii) procedures to ensure that compliance concerns are investigated promptly, fairly and in accordance with legal obligations.

The Whistleblowing policy outlines the steps employees should take to report any compliance concern that they reasonably believe, or suspect have taken place or are taking place involving Harbor.

Waivers of the Code of Ethics

Determinations as to the meanings and effects of this Code of Ethics may be made by the Chief Compliance Officer and/or General Counsel in the event of a dispute or matter of interpretation.

If necessary, after consultation with Harbor Capital’s Chief Executive Officer and General Counsel, the Chief Compliance Officer may waive any requirement of this Code of Ethics if the Chief Compliance Officer finds that such a waiver: (i) is necessary to alleviate hardship and is otherwise appropriate under all facts and circumstances; (ii) will not be inconsistent with objectives of this Code of Ethics; (iii) will not adversely affect the interests of Harbor clients; (iv) does not violate applicable law; and (v) is not likely to allow a securities transaction or conduct that would violate applicable laws or regulations.

Waivers may be granted by the Code of Ethics Officer (after consultation with and approval by the Chief Compliance Officer or General Counsel) only in rare instances and must be in writing.

Confidentiality

All information obtained from any employee hereunder will be kept in strict confidence by Harbor, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission, or any other regulatory or self-regulatory organization, to the extent required by law or regulation.